Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 14, 2011 with respect to the consolidated financial statements of CC Energy II L.L.C. and subsidiaries as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010, included in the Current Report of Eagle Rock Energy Partners, L.P. on Form 8-K filed November 14, 2011.  We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-3 (File No. 333-163554), and to the use of our name as it appears under the caption “Experts” in the Prospectus Supplement to the Registration Statement to be filed on May 30, 2012.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

May 30, 2012